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                              EMPLOYMENT AGREEMENT

                                Dated ____, 1999

            The parties to this agreement are Harlan D. Peltz, residing at ____________ ("Peltz"), and YouthStream Media Networks, Inc., a Delaware corporation with its principal office at 529 Fifth Avenue, New York, New York 10017 (the "Company").

            The Company has today acquired (directly and indirectly) all of the outstanding membership interests in Network Event Theater, Inc., a Delaware corporation of which Peltz was the Chairman of the Board and Chief Executive Officer. The Company desires to secure the services of Peltz as its Chairman of the Board and Chief Executive Officer, and Peltz has agreed to serve the Company, on the terms set forth in this agreement.

            It is therefore agreed as follows:

            1. Employment. During the term of Peltz's employment under this agreement, the Company shall employ Peltz, and Peltz shall serve the Company, as the Chairman of the Board and Chief Executive Officer of the Company. Peltz shall report to the Company's board of directors (and not to any other officer of the Company. Peltz shall have the responsibility for overall company management, management of all non-Internet business lines, finance and administration, public and investor relations, and mergers and acquisitions (subject to input from the President of the Company's Common Places subsidiary with respect to Internet-related acquisitions). Peltz shall devote substantially all his business time to the performance of his duties under this agreement.

            2. Term of Employment. The term of Peltz's employment under this agreement shall commence on the date of this agreement and, subject to earlier termination upon Peltz's death or disability pursuant to section 5.1 or pursuant to section 6, shall continue until the third anniversary of the date of this agreement.

            3. Compensation. As full consideration for his services under this agreement and subject to section 6.3, Peltz shall be entitled to a salary at the rate of $250,000 a year, payable in equal installments in accordance with the Company's customary payroll practices for its employees. Following the end of each fiscal year during the term, the Company's board of directors may increase (but not decrease) Peltz's salary or grant Peltz a bonus of up to $40,000 based on his performance during that year.

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            4. Reimbursement of Expenses; Fringe Benefits.

                  4.1 Expenses. The Company shall reimburse Peltz for all reasonable expenses incurred by Peltz in connection with the performance of his duties, upon presentation of appropriate vouchers covering the expenses.

                  4.2 Fringe Benefits. Peltz (and his immediate family) shall be entitled to participate in medical, dental, disability, life insurance and other fringe benefits and executive perquisites generally provided to senior executives of the Company.

            5. Disability or Death.

                  5.1 Disability. If, as the result of any physical or mental disability, Peltz shall fail or be unable to perform his duties for a total of 180 days in any 12-month period, the Company may, by notice to the Peltz, terminate his employment under this agreement as of the date of the notice.

                  5.2 Payments on Disability. If Peltz's employment is terminated pursuant to section 5.1, Peltz shall be paid, in full discharge of all the Company's obligations to Peltz, Peltz's full salary under section 3 for one year following the date of termination (or, if a shorter period, the remainder of the term), less the amount of any disability payments received by him under any disability insurance coverage provided to him by the Company. If Peltz shall request, for that one-year period (or the balance of the term), the Company shall, at Peltz's expense, keep Peltz and his immediate family on all medical, dental and other plans they previously enjoyed under this agreement.

                  5.3 Payments on Death. Peltz's employment under this agreement shall be terminated upon his death and Peltz's estate shall be paid, in full discharge of all the Company's obligations to the Peltz, Peltz's full salary under section 3 for one year following the date of termination (or, if a shorter period, the remainder of the term), plus the proceeds of any life insurance policy purchased by the Company on Peltz's life and payable to Peltz's heirs and estate. If Peltz's immediate family shall request, for that one-year period (or the balance of the term), the Company shall, at the expense of Peltz's immediate family, keep them on all medical, dental and other plans they previously enjoyed under this agreement.

            6. Termination.

                  6.1. Payments Upon Termination for Cause or Voluntary Termination. The Company may terminate Peltz's employment under this agreement for cause (as defined in section 6.4). If Peltz's employment under this agreement is terminated for cause pursuant to section 6.1 or by Peltz voluntarily (other than for Good Reason, as defined in section 6.4), the Company shall pay Peltz, in full discharge of its obligations to Peltz under this agreement, (a) the accrued amount of the salary and benefits due to him through the date of termination and the amount of all expense reimbursements due for periods prior to termination, and (b) the amounts, if any, payable pursuant to section 6.3.


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                  6.2. Payments Upon Termination for Other Reasons. If Peltz's
employment under this agreement is terminated by the Company for any reason other than for cause pursuant to section 6.1 or death or disability pursuant to section 5, or if Peltz's employment under this agreement is terminated by Peltz for Good Reason, the Company shall pay Peltz (a) to the extent not previously paid (and not subject to proration, offsets or claims of any kind), if, as and when otherwise payable, all compensation payable pursuant to section 3 through the remainder of the term, (b) to the extent not previously paid (and not subject to proration, offsets or claims of any kind), all bonuses previously authorized by the Company's board of directors and (c) the amounts, if any, payable pursuant to section 6.3. In addition, upon the request of Peltz, the Company shall, at Peltz's expense, keep Peltz and his immediate family on all medical, dental and other plans they have enjoyed under this agreement through the remainder of the term. None of the payments provided for in this section 6.2 shall be reduced by any amounts earned or received by Peltz from any third party at any time. Without limiting the generality of the foregoing, in the case of any termination of employment for any reason other than pursuant to section 6.1, there shall be no requirement on the part of Peltz to mitigate damages.

                  6.3 Option to Invoke Section 8. If Peltz's employment is terminated under section 6.2, the Company may, at its option (exercisable by the Company by notice given to Peltz within 30 days after termination of employment), determine that Peltz shall be bound by the provisions of section
8.1. If the Company exercises this option, Peltz shall be bound by section 8.1, and during the 18-month period referred to in section 8 the Company shall make payments to Peltz, in addition to any amounts otherwise payable to him under this agreement, at the rate of his annual basic salary in effect as of the date of termination, in equal installments in accordance with the Company's customary payroll practices for its employees.

                  6.4 Definitions. As used in this agreement:

                        (a) the term "cause" shall be limited to mean: (i) the conviction of Peltz of a felony, (ii) the conviction of Peltz of a crime involving any financial impropriety or that would materially interfere with Peltz's ability to perform his services required under this agreement or otherwise be materially injurious to the Company or (iii) the willful breach by Peltz in a material respect of his obligations under this agreement after ten days notice and an opportunity to cure and after a hearing before the board; and

                        (b) the term "Good Reason" shall be limited to mean the occurrence, without the express written consent of Peltz, of any of the following circumstances: (i) a significant adverse alteration in Peltz's status in the Company, in the nature of Peltz's responsibilities, or in the material conditions of Peltz's employment; (ii) a reduction by the Company in Peltz's annual basic salary or benefits as provided for in this agreement; (iii) the Company requiring that Peltz be based at a location more than 100 miles from his residence on the date of this agreement, except for required travel on the Company's business; and (iv) the Company's breach of any of its material obligations under this agreement and the continuation of that breach for 30 days after written notice by Peltz to the Company.


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            7. Confidential Information. Peltz shall not, directly or
indirectly, either during his employment by the Company or at any time thereafter, disclose to anyone or use (except as authorized in the regular course of the Company's business) any information acquired by him during his employment with respect to any of the Company's trade secrets or other confidential information. For this purpose, information generally known to the public shall not be considered a trade secret or confidential information.

            8. Non-Competition, etc

                  8.1 Non-Competition. For a period of 18 months after termination of his employment under this agreement, Peltz shall not, directly or indirectly, engage or be interested in any business or entity that engages in
(a) the business of developing and operating an Internet portal targeted primarily to individuals between the ages of 16 and 25, (b) any business directly competitive with any business resulting from an expansion of the Internet portal business of the Company or any of its subsidiaries into other Internet businesses, or (c) any other business the Company or any of its subsidiaries is then engaged in (any such business, a "Restricted Business"); provided, however, that nothing in this paragraph shall limit Peltz's right to be employed by a media company whose businesses include a Restricted Business, as long as he does not provide any services to that Restricted Business. For the purpose of this provision, Peltz shall be deemed to be directly or indirectly engaged or interested in a business or entity if he is engaged or interested in that business or entity as a stockholder, member, partner, individual proprietor, director, officer, employee, agent, lender, consultant or otherwise, but not if his interest is limited solely to the ownership of 5% or less of any class of the equity or debt securities of a corporation as to which he has only a passive role.

                  8.2 Non-Solicitation. Peltz shall not, for a period of 18 months after termination of his employment (regardless of the reason for termination), directly or indirectly employ or retain, solicit the employment or retention of, or be associated with any entity that employs or retains or solicits the employment or retention of, any person who was an employee of the Company or any of its subsidiaries at any time during the twelve months preceding the termination of Peltz's employment.

                  8.3 Injunction. Peltz acknowledges that the remedy at law for breach of the provisions of sections 8.1 or 8.2 will be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

                  8.4 Inapplicability. If Peltz's employment is terminated under section 6.2, Peltz shall have no obligations under section 8.1 if the Company does not exercise the option referred to in section 6.3.


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            9. Miscellaneous.

                  9.1. Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

                  9.2. Notices. All notices and other communications under this agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at their respective addresses set forth above (or to such other address as a party may have specified by notice given to the other party pursuant to this provision).

                  9.3. Separability. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

                  9.4. Waiver. Either party may waive compliance by the other party with any provision of this agreement. The failure of a party to insist on strict adherence to any term of this agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

                  9.5. Assignment. Neither party may assign any of its rights or delegate any of its duties under this agreement (other than as contemplated by this agreement) without the prior consent of the other and any assignment or delegation in violation of this prohibition shall be void.

                  9.6. Governing Law. This agreement shall be governed by and in accordance with the substantive law of the state of New York applicable to agreements made and to be performed in New York.


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                  8.7. Entire Agreement. This agreement contains, and is
intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

                                               YOUTHSTREAM MEDIA NETWORKS, INC.


                                               By:
                                                  ------------------------------
                                               Benjamin Bassi, President


                                               ---------------------------------
                                               Harlan Peltz


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